Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

COX RADIO REPORTS FOURTH QUARTER AND FULL YEAR 2008 FINANCIAL RESULTS

ATLANTA, March 4, 2009 — Cox Radio, Inc. (NYSE: CXR) today reported financial results for the three-month and twelve-month periods ended December 31, 2008.

Financial highlights (in thousands, except per share data and percentages) are as follows:

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2008	2007		2008	2007
Net revenues	$99,345	$114,332	(13.1)%	$410,239	$444,852	(7.8)%

Station operating income (1)	29,550	46,427	(36.4)%	146,234	178,922	(18.3)%

Station operating income margin (2)	29.7%	40.6%	—	35.6%	40.2%	—

Operating (loss) income	$(574,489)	$(77,806)	*	$(627,967)	$25,587	*

Net (loss) income	(357,325)	(52,116)	*	(404,002)	1,867	*

Net (loss) income per common share - diluted	$(4.45)	$(0.57)	*	$(4.80)	$0.02	*

Free cash flow (3)	16,710	27,661	(39.6)%	93,124	103,658	(10.2)%

*	Results are not statistically meaningful.
(1)	Station operating income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (GAAP). Please see the attached table for a reconciliation to operating income, the most directly comparable GAAP financial measure.
(2)	Station operating income margin is station operating income as a percentage of net revenues.
(3)	Free cash flow is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation to net income, the most directly comparable GAAP financial measure.

Operating Results – Fourth Quarter 2008

Net revenues for the fourth quarter of 2008 were $99.3 million, down 13.1% from the fourth quarter of 2007. Due to the current economic downturn, many of our advertisers have reduced spending on advertising. Local revenues decreased 14.4%, national revenues decreased 10.3% and other revenues, which include Internet and other non-traditional revenues, decreased 9.4%, each as compared to the fourth quarter of 2007. Overall, revenues have declined in the majority of our markets relative to the prior year due to continued weakness in the general economy and, more specifically, the advertising market.

Cost of services is comprised of expenses incurred by our technical, news and programming departments. Cost of services increased $1.2 million, or 4.9% compared to the fourth quarter of 2007. This increase was primarily the result of additional costs associated with programming talent in our Atlanta and Tampa markets. Increased programming costs were partially offset by a reduction in compensation expense associated with performance unit awards issued under our Long-Term Incentive Plan (LTIP). Compensation expense for these awards is recognized over a five-year period and is based on the amount that is ultimately expected to be paid upon vesting. During the fourth quarter of 2008, we revalued our outstanding performance unit awards to reflect amounts ultimately expected to be paid out upon vesting, which resulted in a reversal of previously-accrued compensation expense to reflect updated expectations.

Selling, general and administrative expenses are comprised of expenses incurred by our sales, promotion and general and administrative departments. These expenses decreased $3.2 million, or 7.3% when compared to the fourth quarter of 2007. This decrease was primarily attributable to a reduction in compensation expense associated with performance units awarded under our LTIP, as discussed above, as well as a reduction in promotion expense in the majority of our markets.

Corporate general and administrative expenses decreased $0.7 million, or 15.4% when compared to the fourth quarter of 2007, due to a reduction in compensation expense associated with performance units awarded to corporate employees under our LTIP, as discussed above.

Our operating loss for the fourth quarter of 2008 was $574.5 million, as compared to an operating loss of $77.8 million for the fourth quarter of 2007. Both quarters were adversely affected by non-cash write-downs of impaired Federal Communications Commission (FCC) licenses and goodwill. Pursuant to Statement of Financial Accounting Standard (SFAS) No. 142, “Goodwill and Other Intangible Assets,” we recorded impairment charges of $601.6 million and $117.1 million during the fourth quarters of 2008 and 2007, respectively, in order to reduce the carrying value of intangible assets in certain markets to their estimated fair values.

Interest expense during the fourth quarter of 2008 decreased $1.4 million, or 28.0% when compared to the fourth quarter of 2007, due to a lower borrowing rate under our credit facility. The average interest rate on our credit facility was 3.5% during the fourth quarter of 2008 and 5.7% during the fourth quarter of 2007.

Our income tax benefit increased in the fourth quarter of 2008, as compared to the fourth quarter of 2007, to a net benefit of $220.7 million. This increase was primarily due to the increased non-cash impairment charge discussed above, as compared to the prior year quarter. Our overall effective tax rate was 38.2% for the fourth quarter of 2008 and 36.7% for the fourth quarter of 2007.

Our net loss for the fourth quarter of 2008 was $357.3 million, compared to a net loss of $52.1 million for the fourth quarter of 2007. This change was primarily attributable to lower revenues and the increased non-cash impairment charge discussed above.

Operating Results – Full Year 2008

Net revenues for 2008 decreased $34.6 million, a 7.8% decrease compared to 2007. Local revenues decreased 7.2%, national revenues decreased 11.7% and other revenues decreased 3.0%, each as compared to 2007, due to overall weakness in the economy and the advertising market. Our stations in Long Island, Birmingham and Tulsa delivered revenue growth during 2008. Those increases were more than offset by results of our stations in Atlanta, Orlando, Miami, Tampa, San Antonio, Southern Connecticut, Jacksonville and Richmond, where revenues were down for 2008.

Cost of services increased $2.6 million, or 2.7% over 2007, due primarily to increased costs associated with programming talent, particularly in our Atlanta and Tampa markets.

Selling, general and administrative expenses decreased $12.1 million, or 6.9% compared to 2007, due to decreased compensation expense associated with performance units awarded under our LTIP and a decline in sales commissions and bonuses.

Corporate general and administrative expenses decreased 14.5%, or $2.9 million compared to 2007, also due to a reduction in compensation expense associated with performance units awarded to corporate employees under our LTIP.

Our operating loss for 2008 was $628.0 million, compared to operating income of $25.6 million for 2007, due to an increased non-cash write-down of impaired intangible assets. We recorded non-cash impairment charges of $749.3 million and $117.1 million in 2008 and 2007, respectively, in order to reduce the carrying value of FCC licenses and goodwill in certain markets to their estimated fair values. Included in the total $749.3 million charge was a non-cash impairment charge of $147.7 million, recorded in the first half of 2008, pursuant to an interim assessment of the fair value of our FCC licenses and goodwill. SFAS No. 142 requires that goodwill and certain intangible assets be tested for impairment at least annually, or more frequently if events or changes in circumstances indicate the assets might be impaired. Our interim assessment was based on deteriorating macro-economic factors, including declining radio industry revenues, during the first half of the year.

Interest expense during 2008 totaled $13.7 million, as compared to $21.1 million for 2007. This decrease was primarily attributable to a lower borrowing rate under our credit facility. The average rate on our credit facility was 3.6% during 2008 and 6.0% during 2007.

Income tax expense decreased to a net income tax benefit of $237.6 million during 2008, as compared to 2007, due primarily to the aggregate non-cash impairment charges recorded in 2008 discussed above. Our effective tax rates for 2008 and 2007 were 37.0% and 67.7%, respectively. The change in income tax expense was due to a combination of factors, including the change in pre-tax income, differences in book and tax treatment associated with the 2007 and 2008 non-cash impairment charges and adjustments for the actual or expected resolution of income tax audits.

Our net loss for 2008 was $404.0 million, compared to net income of $1.9 million for 2007, due to the increased non-cash impairment charges discussed above and lower revenues.

Other Matters

On August 1, 2008, we consummated the acquisition of six radio stations serving the Athens, Georgia market. The six stations - WNGC-FM, WGMG-FM, WPUP-FM, WGAU-AM, WRFC-AM and WXKT-FM – were acquired for approximately $60 million, less $12 million previously paid to the sellers.

As of December 31, 2008, we had one remaining share repurchase program through which Cox Radio, from time to time, may repurchase shares of its Class A common stock in the open market or through privately negotiated transactions. Repurchased shares are held in treasury, and we may commence, suspend or terminate repurchases without prior notice, depending on market conditions and various other factors.

During the fourth quarter of 2008, we repurchased 0.8 million shares of Class A common stock for an aggregate purchase price of approximately $4.9 million, including commissions and fees. As of December 31, 2008, we had purchased a total of approximately 21.4 million shares under all of our repurchase programs for an aggregate purchase price of approximately $261.4 million, including commissions and fees, at an average price of $12.22 per share. Approximately $38.6 million remained authorized for additional repurchases as of December 31, 2008. We may commence, suspend or terminate repurchases at any time, without prior notice, depending on market conditions and various other factors.

Cox Radio is one of the largest radio companies in the United States based on revenues. Cox Radio owns, operates or provides sales or marketing services for 86 stations (71 FM and 15 AM) clustered in 19 markets, including major markets such as Atlanta, Houston, Miami, Orlando, San Antonio and Tampa. Cox Radio shares are traded on the New York Stock Exchange under the symbol: CXR.

Cox Radio will host a teleconference to discuss its financial results on Wednesday, March 4th at 11:00 a.m. Eastern Time. To access the teleconference, please dial (973) 582-2854 ten minutes prior to the start of the call. A live webcast of the teleconference will be available on the investor relations section of our website at www.coxradio.com. If you cannot listen to the teleconference at its scheduled time, a replay of the teleconference will be available through Wednesday, March 11, 2008 and can be accessed by dialing (800) 642-1687 (U.S.) or (706) 645-9291 (Int’l), passcode 80529943. The webcast will also be archived on our website for 30 days.

Contact:
Analysts and Investors	Analysts, Investors, Press or Media
Charles Odom	Chris Plunkett
Chief Financial Officer	Brainerd Communicators, Inc.
Cox Radio, Inc.	212-986-6667
678-645-4315	Plunkett@braincomm.com

Consolidated Statements of Income - Unaudited

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Net revenues:
Local	$68,398	$79,934	$290,726	$313,196
National	21,187	23,622	82,833	93,826
Other	9,760	10,776	36,680	37,830

Total revenues	99,345	114,332	410,239	444,852

Operating expenses:
Cost of services (exclusive of depreciation and amortization shown below)	25,488	24,295	96,705	94,120
Selling, general and administrative	40,552	43,738	164,266	176,364
Corporate general and administrative	3,592	4,244	17,344	20,287
Depreciation and amortization	2,532	2,702	10,454	11,169
Impairment of intangible assets	601,629	117,134	749,262	117,134
Other operating expenses, net	41	25	175	191

Operating (loss) income	(574,489)	(77,806)	(627,967)	25,587

Other income (expense):
Interest expense	(3,582)	(4,972)	(13,696)	(21,091)
Other items, net	6	500	33	1,291

(Loss) Income before income taxes	(578,065)	(82,278)	(641,630)	5,787

Current income tax expense	2,061	7,248	15,369	28,390
Deferred income tax benefit	(222,801)	(37,410)	(252,997)	(24,470)

Total income tax (benefit) expense	(220,740)	(30,162)	(237,628)	3,920

Net (loss) income	$(357,325)	$(52,116)	$(404,002)	$1,867

Net (loss) income per share - basic
Net (loss) income per common share	$(4.45)	$(0.57)	$(4.80)	$0.02

Net (loss) income per share - diluted
Net (loss) income per common share	$(4.45)	$(0.57)	$(4.80)	$0.02

Weighted average basic common shares outstanding	80,381	91,610	84,111	93,915

Weighted average diluted common shares outstanding	80,381	91,610	84,111	94,513

Selected Balance Sheet Data - Unaudited

(In thousands)

	December 31, 2008	December 31, 2007
Cash	$603	$2,009
Total assets	1,292,087	1,997,364
Amounts due from (to) Cox Enterprises, Inc.	1,396	(16,602)

Long-term debt(1)	400,050	320,000
Total liabilities	645,365	843,124
Total shareholders’ equity	646,722	1,154,240

(1)	Consists of amounts borrowed under our revolving credit facility that expires in July 2011.

Supplemental Cash Flow Disclosures - Unaudited

(In thousands)

	Twelve Months Ended December 31,
	2008	2007
Net cash provided by operating activities	$104,440	$122,532
Net cash used in investing activities	(64,677)	(14,721)
Net cash used in financing activities	(41,169)	(110,183)

Capital expenditures	7,308	9,420
Cash paid during the period for interest	14,452	21,453
Cash paid during the period for income taxes	19,225	27,637

Use of Non-GAAP Financial Measures

Cox Radio utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that: (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. The non-GAAP financial measures used in this release are station operating income, station operating income margin and free cash flow.

•

Station operating income is operating income excluding other operating expenses, net, certain non-recurring items, depreciation and amortization, non-cash compensation expense and corporate general and administrative expenses.

•	Station operating income margin is station operating income as a percentage of net revenues calculated in accordance with GAAP.

•

Free cash flow is net income plus deferred income tax expense (or less deferred income tax benefit), other operating expenses, net, depreciation and amortization and non-cash compensation expense, minus capital expenditures, and adjusted to eliminate other items, net and other items.

Cox Radio’s management believes that station operating income, station operating income margin and free cash flow provide useful data to evaluate Cox Radio’s overall financial condition and operating results and the means to evaluate our radio stations’ performance and operations. Management also believes that these measures are useful to an investor in evaluating our performance because they are commonly used financial analysis tools for measuring and comparing media companies. In addition, management uses these measures to evaluate individual radio station and market-level performance, as well as our overall operations. Station operating income and free cash flow should not be considered as alternatives to operating income or net income as indicators of Cox Radio’s financial performance. Free cash flow should not be considered an alternative to net cash provided by operating activities as a measure of liquidity. Each of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

The following table reconciles operating income, from Cox Radio’s financial statements presented in accordance with GAAP, to station operating income, a non-GAAP financial measure.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	(Unaudited) (In thousands)
Operating (loss) income	$(574,489)	$(77,806)	$(627,967)	$25,587
Adjustments:
Other operating expense, net	41	25	175	191
Other item:
Impairment of intangible assets	601,629	117,134	749,262	117,134
Depreciation and amortization	2,532	2,702	10,454	11,169
Non-cash compensation expense	(5,327)	141	(4,077)	6,528
Corporate general and administrative (excludes ($1.6) million and less than $0.1 million of non-cash compensation expense for the three months ended December 31, 2008 and 2007, respectively, and ($1.0) million and $2.0 million of non-cash compensation expense for the years ended December 31, 2008 and 2007, respectively)	5,164	4,231	18,387	18,313

Station operating income	$29,550	$46,427	$146,234	$178,922

The following table reconciles net income, from Cox Radio’s financial statements presented in accordance with GAAP, to free cash flow, a non-GAAP financial measure.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	(Unaudited) (In thousands)
Net (loss) income	$(357,325)	$(52,116)	$(404,002)	$1,867
Adjustments:
Deferred income tax benefit	(222,801)	(37,410)	(252,997)	(24,470)
Other items, net	(6)	(500)	(33)	(1,291)
Other operating expense, net	41	25	175	191
Depreciation and amortization	2,532	2,702	10,454	11,169
Non-cash compensation expense	(5,327)	141	(4,077)	6,528
Capital expenditures	(2,033)	(2,315)	(7,308)	(9,420)
Other items:
Impairment of intangible assets	601,629	117,134	749,262	117,134
Proceeds from insurance recovery	—	—	1,650	1,950

Free cash flow	$16,710	$27,661	$93,124	$103,658